Exhibit 21.1
Subsidiaries of the Registrant and Wholly Owned Subsidiaries of the Registrant's Subsidiaries

Name	Parent Company	Jurisdiction of Incorporation
Alphatec Spine, Inc.	Alphatec Holdings, Inc.	California
Alphatec Pacific, Inc.	Alphatec Spine, Inc.	Japan
Alphatec Spine GmbH	Alphatec Spine, Inc.	Germany
Milverton Ltd.	Alphatec Spine, Inc.	Hong Kong
Alphatec Medical Device (Shanghai) Co. Ltd.	Alphatec Spine, Inc.	People's Republic of China
Cibramed Produtos Medicos Ltda – EPP	Cooperative Alphatec Holdings Europa U.A.	Brazil
Alphatec Holdings International C.V.	Alphatec Holdings, Inc.	The Netherlands
Alphatec International LLC	Alphatec Holdings International C.V.	Delaware
Cooperative Alphatec Holdings Europa U.A.	Alphatec Holdings International C.V.	The Netherlands
Japan Ortho Medical, Inc.	Alphatec Pacific, Inc.	Japan
Scient’x S.A.S.	Cooperative Alphatec Holdings Europa U.A.	France
Surgiview S.A.S.	Scient’x S.A.S.	France
Scient’x Asia Pacific PTE. LTD.	Scient’x S.A.S.	Singapore
Scient’x Australia PTY. LTD.	Scient’x S.A.S.	Australia
Scient’x U.S.A., Inc.	Scient’x S.A.S.	Florida
Scient’x Italia S.R.L.	Scient’x S.A.S.	Italy
Scient’x (U.K.) Limited	Scient’x S.A.S.	United Kingdom